Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We have issued our report dated February 2, 2010, with respect to the consolidated financial statements of DriveTime Automotive Group, Inc. and subsidiaries and DT Acceptance Corporation and subsidiaries contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Phoenix, AZ

February 2, 2010